EXHIBIT 10.4

AMENDATORY AGREEMENT
Between
TENESSEE VALLEY AUTHORITY
And
UNITED STATES ENRICHMENT CORPORATION

Date: April 3, 2006                                                                                     TV-05356W, Supp. No. 3

THIS AGREEMENT, made and entered into by and between TENNESSEE VALLEY AUTHORITY (TVA), a corporation created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended (TVA Act), and UNITED STATES ENRICHMENT CORPORATION (Company), a corporation created and existing under the laws of the State of Delaware;

W I T N E S S E T H:

WHEREAS, Company has been purchasing power from TVA under Power Contract TV-05356W, dated July 11, 2000, as amended (2000 Contract), for the operation of Company’s uranium enrichment facilities near Paducah, Kentucky; and

WHEREAS, the parties wish to amend the 2000 Contract to provide for the pricing and quantity of power and energy for the time period commencing on June 1, 2006, and ending on May 31, 2007;

NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements hereinafter set forth, and subject to the provisions of the TVA Act, the parties mutually agree as follows:

SECTION 1 – DEFINITIONS

1.1           Defined Terms.  Initial capped terms used in this agreement which are defined in Article I of the 2000 Contract shall have the meaning there defined.

1.2           References to the 2000 Contract.  References to “this contract” in any section of or attachment to this agreement shall be deemed to refer to the 2000 Contract as amended by TV-05356W, Supp. No 1, dated March 2, 2006, TV-05356W, Supp. No 2, dated March 2, 2006, and this agreement.

SECTION 2 – QUANTITY OF ENERGY

Subject to the terms and conditions of this contract, Baseline Energy, in the monthly MW amounts set forth in Exhibit A, shall be made available to USEC for the first year of Period Two (June 1, 2006, through May 31, 2007).  Of each monthly amount, 300 MW would continue to be Firm Baseline Energy and any remaining amount would be Interruptible Baseline Energy, as provided in the 2000 Contract.

SECTION 3 – BASE CHARGES

Pursuant to section 2.3(b) and in accordance with section 2.4 of the 2000 Contract, the Baseline Energy Price during the first year of Period Two shall be as follows:

(i)           $68.67 per MWh from June 1, 2006, through August 31, 2006, and

(ii)           $35.57 per MWh from September 1, 2006, through May 31, 2007.

SECTION 4 – FUEL COST ADJUSTMENT

The Baseline Energy Prices as set forth in section 3 above of this agreement are subject to the TVA Fuel Cost Adjustment (FCA) as calculated under Exhibit B, attached hereto and hereby incorporated herein.  The FCA shall mean the per-MWh amount by which the Baseline Energy Prices under section 3 above of this agreement are increased or decreased from time to time in accordance with the formula designed to reflect changes in TVA’s fuel costs, purchased power costs, and related costs as shown in Exhibit B.  It is recognized that TUm (as defined in Exhibit B) has a lag integrated into the formula and that unless otherwise agreed between the parties, any such amount shall remain an obligation even though the payment of the bill for power taken during May of 2007 has been made.

SECTION 5 – RATIFICATION OF THE 2000 CONTRACT

This contract is ratified and confirmed as the continuing obligation of the parties.

IN WITNESS WHEREOF, the parties to this agreement have caused it to be executed by their duly authorized representatives, as of the day and year first above written.

UNITED STATES ENRICHMENT CORPORATION

By           /s/ Robert Van Namen
Title:       Senior Vice President
Uranium Enrichment

TENESSEE VALLEY AUTHORITY

By           /s/ Kenneth R. Breeden
Executive Vice President
Customer Service and Marketing

EXHIBIT A
BASELINE ENERGY
JUNE 1, 2006, THROUGH MAY 31, 2007

(TOTAL OF FIRM AND INTERRUPTIBLE BASELINE ENERGY IN MW)*

	2006	2007
January		1,550
February		1,525
March		1,540
April		1,540
May		1,400
June	300
July	300
August	300
September	1,450
October	1,560
November	1,600
December	1,590

* The monthly MW amounts shall be multiplied by the number of hours in that month to determine the required quantities of Baseline Energy.  The actual hourly MW amounts shall be essentially constant except during ramp up/ramp down periods and will be scheduled in accordance with operating procedures jointly developed under section 2.2(f) of the 2000 Contract.

EXHIBIT B

FUEL COST ADJUSTMENT

In accordance with the formula below, the Fuel Cost Adjustment amount (FCA) shall be determined for each month by applying data from TVA’s forecasts of TVA’s actual operations, as well as actual data when it becomes available.  The FCA consists of two parts.  The first part is the monthly adjustment (Am) (as defined below), which is an adder to be applied to each Megawatthour (MWh).  TVA will publish the amount of Am no later than 15 days in advance of the month of application, and the formula will be applied as part of the monthly USEC bill.  In addition to the Am, there is a monthly true-up to bring TVA’s forecasts to actual amounts (TUm) (as defined below) that will add or credit a lump sum amount on the monthly bill once actual data is collected.

[Missing Graphic Reference]

m =	a particular month.

Am =	The FCA adjustment to be applied to the MWh sales during the current billing period and computed to the nearest cent per MWh.

CF =	The core FCA adjustment amount. CF = FFm/SFm - Bm

FF =	TVA’s estimate of FA (as described below) for month m, based on the latest TVA Financial Forecast.

SF =	TVA’s estimate of SA (as described below) for month m, based on the latest TVA Financial Forecast.

B =	The monthly per MWh Base Fuel Rates (as shown in the table below).

June	$16.07
July	$20.40
August	$17.21
September	$15.96
October	$14.36
November	$14.57
December	$13.28
January	$14.02
February	$13.62
March	$13.59
April	$14.17
May	$14.30

TUm =
The true-up adjustment amount necessary to reconcile prior estimates to actual data, which shall be computed with the formula below.  The true-up will be a dollar payment or credit on the bill two months after a forecast FCA month.

(FAm-2/SAm-2-FFm-2/SFm-2)*USECSm-2/.95

FA =	Actual total fuel and purchased power expenses (in dollars) under the framework and accounts provided below (or such similar or successor accounts as may be proscribed by FERC in the future).

(1)
Fossil Fuel Expense – Account 501 – Direct cost of fuel burned in TVA coal plants, including transportation and fuel treatments.  Costs to be excluded are lease payments for rail cars, maintenance on rail cars, sampling and fuel analysis, and fuel handling expenses in unloading fuel from shipping media and the handling of fuel up to the point where fuel enters the bunker or other boiler-house structure.

(2)	Reagents Expense – Account 501.L – Cost of emission reagents such as limestone and ammonia that are directly related to the level of generation output.

(3)	Emission Allowance Expense – Account 509 – Cost of emission allowance expense such as SO2 and NOx that are directly related to the level of generation output.

(4)	Nuclear Fuel Expense – Account 518 – Cost of nuclear fuel amortization expense dependent upon burn, including DOE spent fuel disposal charges.

(5)
Gas Turbine Fuel Expense – Account 547 – Direct cost of gas and oil delivered to TVA plants, including transportation.  Costs to be excluded are costs of gas storage facilities and sampling and fuel analysis that do not vary with changes in generation volume.

(6) Purchased Power Expense – Account 555 – Energy cost of purchased power to serve native load demand or to displace higher cost generation.  Costs to be excluded are fixed demand or capacity payments in tolling agreements and purchased power agreements that do not vary with volume and costs of purchased power linked to off-system sales transactions.

SA =
Actual total TVA energy sales (in MWh) for month m, as determined from TVA’s General Ledger with specific accounts 442, 445, 447, 447.1, and 448 (or such similar or successor accounts as may be proscribed by FERC in the future), excluding  any displacement sales reflected in account 447.1.

USECSm =
USEC actual sales in a particular month, excluding Additional Energy sales (as defined in Power Contract number TV-05356W between USEC and TVA dated July 4, 2000) unless otherwise agreed between the parties.